UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8 REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_______________
ORION GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-0097459 (I.R.S. Employer Identification No.)
12000 Aerospace Avenue, Suite 300 Houston, Texas (Address of Principal Executive Offices)	77034 (Zip Code)

Orion Group Holdings, Inc. 2017 Long-Term Incentive Plan
(Full title of the plan)
_______________
Mark R. Stauffer
President and Chief Executive Officer
Orion Group Holdings Inc.
12000 Aerospace Avenue, Suite 300
Houston, Texas 77034
(713) 852-6500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Peter R. Buchler
Executive Vice President and General Counsel
Orion Group Holdings Inc.
12000 Aerospace Avenue, Suite 300
Houston, Texas 77034
(713) 852-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer    [ ]                        Accelerated filer            [X]
Non-accelerated filer    [ ] (Do not check if a smaller reporting company)    Smaller reporting company    [ ]
Emerging growth company    [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act..                                                     [ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $0.01 per share)	2,400,000 shares	$7.29 (2)	$ 17,496,000 (2)	$2,027.79
(1)Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our non-voting common stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of our common stock on the NYSE on May19, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Documents containing the information required by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the Orion Group Holdings, Inc. 2017 Long-Term Incentive Plan (the “Plan”) in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by Orion Group Holdings, Inc. (the “Company” or the “Registrant”) with the Commission, are incorporated herein by reference:
(a)    The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”);
(b)     All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and
(c)     The description of the Company’s common stock, par value $0.01 per share, contained in our Registration Statement on Form S-1 (File No. 333-145588), initially filed with the Commission on August 20, 2007, and any amendment or report filed for the purpose of updating such description.
All reports and other documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, and except as otherwise provided in the relevant Commission filing, we are not incorporating by reference any documents, portions of documents or information deemed to have been furnished and not filed in accordance with Commission rules. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Peter R. Buchler, Executive Vice President, Chief Administrative Officer, General Counsel, Secretary and Chief Compliance Officer, in his capacity as General Counsel to the Registrant, has opined as to the legality of the securities being offered by this registration statement.
Item 6. Indemnification of Directors and Officers.
As a corporation incorporated under Delaware law, the Company’s indemnification of its directors and officers is governed by the Delaware General Corporation Law (the “DGCL”). As discussed in greater detail below, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”) provide indemnification to its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or dividends), or (d) for any transaction from which the director derived an improper personal benefit. Article 10 of the Certificate contains such a provision, and provides that if the DGCL is amended to authorize the further elimination or limitation of a director’s liability, then the liability of our directors will automatically be limited to the fullest extent provided by law.
In addition, Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Under Article 11 of the Certificate and Article 7 of the Bylaws, the Company must indemnify its directors and officers to the fullest extent permitted by the DGCL and, subject to very limited exceptions, must also advance expenses, as incurred, to its directors and officers in connection with any action, suit, or proceeding, to the fullest extent permitted by Delaware law, provided that the party seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and had no reasonable cause to believe his or her conduct was unlawful. In addition, the Bylaws permit the Company to indemnify employees and others and advance expenses to them in connection with any action, suit, or proceeding, in the manner and to the same extent as required for directors or officers.
In the case of an action or suit by or in the right of the Company to procure a judgment in its favor, Section 145(b) of the DGCL and Article 7.2 of the Bylaws provide that no indemnification shall be made in respect of any claim, issue or matter as to which such party shall have been adjudged to be liable to the Company unless and only to the extent that an appropriate court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such party is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.
In addition, the Company has entered into individual indemnification agreements with each of its directors and certain officers to provide them with the procedural and substantive rights to indemnification currently set forth in the Certificate and Bylaws. The right to indemnification (and related advancement of expenses) provided by these agreements applies to all covered claims, whether such claims arose before or after the effective date of the contract, other than liabilities arising from actions or omissions (a) regarding enforcement of the indemnification agreement, if not taken in good faith; (b) relating to the purchase and sale by the director or officer of securities in violation of Section

16(b) of the Exchange Act; (c) subject to certain exceptions, in the event of claims initiated or brought voluntarily by the director or officer (rather than by way of defense, counterclaim or cross claim); or (d) for which applicable law prohibits indemnification.
The Company also maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity. Under this policy, directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result thereof, which may be brought against them by reason of their being or having been directors and officers.
The foregoing contains only a general summary of certain aspects of Delaware law and the Certificate and Bylaws dealing with indemnification of directors and officers as well as the form of indemnification agreement entered into between the Company and its directors and certain officers, and does not purport to be complete. It is qualified in its entirety by reference to the relevant provisions of the DGCL, the Certificate, the Bylaws, and the form of indemnification agreement, the last three of which are on file with the Commission.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits to this Registration Statement on Form S-8 are listed in the Exhibit Index, which appears at the end of this report and is incorporated into this Form S-8 by reference.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 25, 2017.

ORION GROUP HOLDINGS, INC.

By:	/s/ Mark R. Stauffer
Mark R. Stauffer
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark R. Stauffer and Christopher J. DeAlmeida, or either one of them (with full power in each to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of May 25, 2017 by the following persons in the capacities indicated below.

Signature	Title
/s/ Mark R. Stauffer	President, Chief Executive Officer, and Director (Principal Executive Officer)
Mark R. Stauffer
/s/ Christopher J. DeAlmeida	Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)
Christopher J. DeAlmeida
/s/ L. Dewayne Breaux	Executive Vice President and Chief Operating Officer (Principal Operating Officer)
L. Dewayne Breaux
/s/ Richard L. Daerr, Jr.	Chairman of the Board of Directors
Richard L. Daerr, Jr.
/s/ Thomas N. Amonett	Director
Thomas N. Amonett
/s/ J. Michael Pearson	Director
J. Michael Pearson
/s/ Austin J. Shanfelter	Director
Austin J. Shanfelter
/s/ Gene G. Stoever	Director
Gene G. Stoever

EXHIBIT INDEX
Exhibit
Number    Description of Exhibits

5.1	Opinion of Peter R. Buchler, General Counsel

10.1
Orion Group Holdings, Inc. 2017 Long-Term Incentive Plan (incorporated by reference to Appendix A to Orion Group Holdings, Inc.’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 11, 2017 (File No. 1-33891))

23.1	Consent of Ernst & Young LLP

23.2	Consent of Peter R. Buchler, General Counsel to the Registrant (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature pages of this Registration Statement)